Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,570,172,566.70	0.0001531	$ 1,465,193.42
Fees Previously Paid
	Total Transaction Valuation:	$ 9,570,172,566.70
	Total Fees Due for Filing:			$ 1,465,193.42
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,465,193.42
Offering Note
[1]	* Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of: (i) 64,733,629 issued and outstanding shares of common stock, par value $0.001 per share, of Blueprint Medicines Corporation (the "Company"), multiplied by $128.10, which is the average of the high and low prices reported by the Nasdaq Global Select Market on June 12, 2025 (which, for the purposes of calculating the filing fee only, shall be referred to as the "Reference Price"); (ii) 6,817,762 shares of Company common stock subject to outstanding Company stock options, multiplied by the Reference Price; (iii) 2,596,166 shares of Company common stock subject to outstanding Company restricted stock unit awards, multiplied by the Reference Price; and (iv) 561,050 shares of Company common stock subject to outstanding Company performance stock unit awards, multiplied by the Reference Price. ** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2025, issued August 20, 2024 and effective on October 1, 2024, by multiplying the transaction valuation by 0.00015310.